EXHIBIT 23.4
CONSENT OF COUNSEL
Morgan Lewis & Bockius LLP (the “Firm”) hereby consents to the use of the form of tax opinion of the Firm attached as Exhibit 8.1 to the Registration Statement on Form S-4 filed by JAG Media Holdings, Inc. (the “Registration Statement”) and to the reference to the Firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, the Firm does not admit that it is included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

/s/ Morgan, Lewis & Bockius LLP

New York, New York
September 12, 2007